EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation

Maxim Integrated Products UK Limited	United Kingdom

Maxim GmbH	Germany

Maxim SARL	France

Maxim Integrated Products Netherlands B.V.	Netherlands

Maxim Integrated Products GmbH	Austria

Maxim Japan Co., Ltd.	Japan

Maxim Integrated Products Korea, Inc.	Korea

Maxim Phil. Assembly Corporation	Philippines

Maxim Phil. Operating Corporation	Philippines

Maxim Phil. Holding Corporation	Philippines

Maxim Phil. Land Corporation *	Philippines

* This Subsidiary is 40% owned by the Registrant.

Maxim Integrated Products Switzerland AG	Switzerland

Maxim Integrated Products (Thailand) Co., Ltd.	Thailand

Maxim India Integrated Circuit Design Private Limited	India

Maxim Mikroelektronik Tasarim ve Gelistirme Ltd. Sti	Turkey

Maxim Nordic ApS	Denmark

Maxim Dallas/Direct, Inc.	Delaware

Dallas Semiconductor Corporation (Taiwan)	Delaware

Dallas Semiconductor Philippines, Inc.	Philippines

Maxim Integrated Products Asia Limited	Hong Kong

Chartec Laboratories A/S	Denmark

Chartec Laboratories Holding ApS	Denmark

Maxim Dallas (Shanghai) Semiconductor Trading Co. Ltd.	China

MIP Chandler LLC	Delaware

Mobilygen Corporation	California

Mobilygen Israel Ltd.	Israel

Innova Card	France

Maxim International Holding, Inc.	Delaware

Maxim Technology Ltd.	Cayman Islands

Maxim (I.P.) Enterprise Solutions Corporation	Philippines